EXHIBIT 16.1

[BDO Seidman, LLP letterhead]

February 13, 2008

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.01 of the Form 8-K for the event that occurred on February 5, 2008, to be filed by our former client, the GigaBeam Corporation. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Sincerely,

/s/ BDO Seidman, LLP

BDO Seidman, LLP